                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                             CYTOTHERAPEUTICS, INC.
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                             CYTOTHERAPEUTICS, INC.
                               2 RICHMOND SQUARE
                              PROVIDENCE, RI 02906

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 6, 1997

     Notice is hereby given that the Annual Meeting of Stockholders of CytoTherapeutics, Inc. (the Company) will be held on May 6, 1997, at 1:00 p.m. at Four Richmond Square, Providence, Rhode Island 02906 for the following purposes:

     1. To elect three Class III directors to serve until the 2000 Annual Meeting of Stockholders.

     2. To approve an increase by 100,000 in the number of shares of common stock reserved for issuance pursuant to the Company's Employee Stock Purchase Plan.

     3. To transact any and all other business that may properly come before the meeting.

     Stockholders of record at the close of business on March 10, 1997 are entitled to notice of and to vote at the meeting.

     Whether or not you plan to attend the Annual Meeting, please sign and date the enclosed proxy and return it promptly in the enclosed envelope.

                                          By Order of the Board of Directors

                                          FREDERIC A. EUSTIS, III Secretary

March 28, 1997

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                             CYTOTHERAPEUTICS, INC.

     The enclosed form of proxy is solicited on behalf of the Board of Directors of CytoTherapeutics, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on May 6, 1997, at 1:00 p.m. at Four Richmond Square, Providence, Rhode Island 02906. The cost of solicitation of proxies by letter will be borne by the Company. Directors, officers and employees of the Company may also solicit proxies by telephone, telecopy or in person. The Company will reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of shares.

     Only stockholders of record at the close of business on March 10, 1997 are entitled to notice of and to vote at the meeting or any adjournment thereof. There were 16,485,840 shares of the Company's Common Stock, $.01 par value (the "Common Stock") outstanding on such date, each of which is entitled to one vote.

     Shares represented by proxies in the form enclosed, if properly executed and returned and not revoked, will be voted as specified, but where no specification is made, the shares will be voted for the election as directors of the nominees named below, for the proposed increase in the number of shares reserved for issuance under the Company's Employee Stock Purchase Plan, and in the discretion of the named proxies, as to any other matter that may come before the meeting. Any such proxy may be revoked by a stockholder at any time prior to the voting of the proxy by a written revocation received by the Secretary of the Company, by properly executing and delivering a later dated proxy, or by attending the meeting, requesting return of the proxy and voting in person.

     The Annual Report to Stockholders for the Company's fiscal year ended December 31, 1996, and this proxy statement were first mailed to stockholders on or about March 28, 1997.

                QUORUM, REQUIRED VOTES, AND METHOD OF TABULATION

     Consistent with state law and under the Company's by-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting.

     The three nominees for election as directors at the Annual Meeting who receive the greatest number of votes properly cast for the election of directors shall be elected as Class III directors of the Company.

     The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes have any effect on the outcome of voting on the matter.

                               PROPOSAL NUMBER 1

                             ELECTION OF DIRECTORS

     The Board of Directors has fixed the number of directors at eight. The Company's Certificate of Incorporation and by-laws provide for the classification of the Board of Directors into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. Unless otherwise instructed, the enclosed proxy will be voted to elect the nominees named below, all of whom are now Class III directors, as Class III directors for a term of three years expiring at the 2000 Annual Meeting of Stockholders and until their successors are duly elected and qualified. It is expected that the nominees will be able to serve, but if they are unable to serve, the proxies reserve discretion to vote for a substitute nominee(s). The nominees for election as Class III directors, and the incumbent Class I and II directors are as follows:

       NOMINEES FOR ELECTION FOR CLASS III DIRECTORS -- TERMS EXPIRE 2000

                                NAME                              AGE            POSITION
     ----------------------------------------------------------   ----          ----------
     Patrick Aebischer, M.D., Ph.D. ...........................    42           Director
     Peter K. Simon............................................    51           Director
     Richard J. Ramsden........................................    59           Director

     Patrick Aebischer, M.D., Ph.D., a founding scientist of the Company, was elected to the Board of Directors of the Company effective February 1, 1996. Dr. Aebischer is the Chairman of the Board of Modex Therapeutiques S.A., a subsidiary of the Company. Dr. Aebischer is the Director of the Gene Therapy Center at the Centre Hospitalier Universitaire Vaudois (CHUV) in Switzerland and has been Professor of Surgery and Medical Director of the Surgical Research Division at the CHUV since 1992. From 1988 to 1992, Dr. Aebischer was Associate Professor of Medical Research and Chairman of the Department of Artificial Organs and Biomaterials at Brown University. Dr. Aebischer is also Professor of Biomaterials (Research) at Brown and Professor at the Swiss Polytechnical School.

     Peter Simon, a director since May 1996, held a number of senior executive positions from 1985 to 1995 at Roche Holding Ltd., most recently as Head, Pharmaceutical Operations. At Roche Holdings, the holding company for Hoffman La Roche, an international Pharmaceutical Company located in Basel, Switzerland, Mr. Simon led the creation of Roche Bioscience, a new unit formed following Roche's acquisition of Syntex. In addition, he was responsible for supporting the launch of Genentech's products in Europe following Roche's acquisition of a majority ownership position in Genentech. Mr. Simon currently serves as an advisor to and Board member of Modex Therapeutiques S.A., a subsidiary of the Company, and as the Chairman of the Board of Impetus, AG (Basel, Switzerland).

     Richard J. Ramsden, a director since 1994, is a private investor; he previously served as President and CEO of Kinship Capital Corporation, a private investment enterprise from 1983 to 1994. Mr. Ramsden has been a director of numerous companies including Chairman of the Board of the College Construction Loan Insurance Association from 1987 to 1995 and a director of Dryvit Systems, Inc. from 1990 to 1995.

               INCUMBENT CLASS II DIRECTORS -- TERMS EXPIRE 1999

                                NAME                              AGE            POSITION
     ----------------------------------------------------------   ----          ----------
     Edwin C. Cadman, M.D. ....................................    51           Director
     Donald R. Conklin.........................................    60           Director

     Edwin C. Cadman, M.D., was elected to the Board of Directors of the Company in August 1992. Dr. Cadman is Senior Vice President of Medical Affairs and Chief of Staff at Yale-New Haven Hospital. In addition, he is Professor of Medicine at the Yale University School of Medicine. Dr. Cadman served as Ensign Professor and Chairman of the Department of Internal Medicine at the Yale University School of Medicine and as Chief of Medical Services at the Yale-New Haven Hospital from 1987 until 1994. Dr. Cadman is also a director of SciClone Pharmaceuticals, Inc.

     Donald R. Conklin was elected to the Board of Directors of the Company in June 1993. From 1959 to 1996, Mr. Conklin held various positions with Schering-Plough Corporation. From September 1994 until September 1996 Mr. Conklin was President of Schering-Plough Health Care Products. From 1986 until September 1996, Mr. Conklin served as President of Schering-Plough's pharmaceutical division and, through 1986, was Executive Vice President of Schering-Plough Corporation. Mr. Conklin, now retired, is also a director of Vertex Pharmaceuticals, Inc., a biotechnology company, and BioTransplant, Inc., a biotechnology company.

                INCUMBENT CLASS I DIRECTORS -- TERMS EXPIRE 1998

              NAME                 AGE                      POSITION
---------------------------------  ---    --------------------------------------------
Seth A. Rudnick, M.D. ...........  49     Chairman, Chief Executive Officer and
                                          Director
Mark J. Levin....................  47     Director
Sandra Nusinoff Lehrman, M.D. ...  49     President, Chief Operating Officer and
                                          Director

     Seth A. Rudnick, M.D. has served as Chairman of the Board since 1993 and as Chief Executive Officer and a director of the Company since February 1991. Dr. Rudnick was also President of the Company from 1991 until 1993 and was President from 1994 until July 1996. From 1988 to February 1991, Dr. Rudnick was employed by R.W. Johnson Pharmaceutical Research Institute, a division of Johnson & Johnson, a healthcare company. From 1989 to February 1991, Dr. Rudnick held the position of Senior Vice President, Biotechnology Research and Development. Dr. Rudnick is also a trustee of The Leukemia Society of America and a member of the Board of Directors of Modex Therapeutiques S.A.

     Mark J. Levin, a founder of the Company, has served as a director since the Company's inception. From inception until January 1990 and from May 1990 until February 1991, Mr. Levin served as the Company's President and acting Chief Executive Officer. From November 1991 until March 1992, he served as Chief Executive Officer of Tularik, Inc., a biotechnology company. From August 1991 until August 1993, Mr. Levin was Chief Executive Officer and a director of Focal, Inc., a biomedical company. Mr. Levin is currently the Chairman of the Board and Chief Executive Officer of Millennium Pharmaceuticals, Inc., a biotechnology company. Mr. Levin is on the Board of Directors for Focal, Inc., and Tularik, Inc.

     Sandra Nusinoff Lehrman, M.D. has served as President and Chief Operating Officer of the Company since July 1996. Previously, Dr. Nusinoff Lehrman held several positions within Burroughs Wellcome's Infectious Diseases and Immunology, Antimicrobial Therapy and Virology Units from 1983-1993, including Vice President, Infectious Diseases, Immunology and Biotechnology from 1993 to 1994. From 1994 to 1995, Dr. Lehrman was International Director of Biotechnology at Wellcome plc and Vice President and General Manager of Burroughs Wellcome Manufacturing Inc. Dr. Lehrman is a coinventor of AZT, the first approved drug in the reverse transcriptase inhibitor class for the treatment of HIV. Most recently, Dr. Lehrman was extensively involved in the start up of Triangle Pharmaceuticals, Durham, North Carolina, a company focused on developing therapies for life-threatening viral diseases and cancer. At Triangle, Dr. Lehrman held the position of Vice President of Drug Development. Dr. Lehrman is also a member of the Board of Directors of Modex Therapeutiques S.A.

     The Board of Directors held seven meetings during the fiscal year ended December 31, 1996. The Company's Compensation and Stock Option Committee (the "Compensation Committee") was composed of Messrs. Conklin, Levin, and Ramsden and Mr. Grant Heidrich, III, a former director, until Mr. Heidrich's resignation effective March 8, 1996. Mr. Simon joined the Compensation Committee when elected to the Board in May 1996. The Compensation Committee held five meetings during the fiscal year ended December 31, 1996. The Compensation Committee is currently composed of Messrs. Conklin, Levin, Ramsden and Simon. The Compensation Committee makes recommendations concerning salaries in general, determines executive compensation and approves incentive compensation for Company employees and consultants. During the fiscal year ended December 31, 1996, the Company's Audit Committee was composed of Messrs. Conklin and Ramsden and Dr. Cadman and held two meetings. The Audit Committee is currently composed of Messrs. Conklin and Ramsden and Dr. Cadman. The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent auditors. The Company has no nominating committee. During 1996, all of the directors attended at least 75% of the meetings of the Board of Directors and of all committees on which they served.

     Non-employee directors are entitled to receive $1,000 for each Board meeting attended ($500 for each telephonic meeting) and $500 for each Committee meeting. Each director (except Dr. Cadman) who is not an employee of the Company and who serves on the Company's Compensation Committee has received an option to purchase 5,000 shares of Common Stock exercisable at the fair market value of the Common Stock at the time of grant. Upon such a director's re-election as a director, he or she is normally entitled to receive an option to purchase an additional 5,000 shares of Common Stock at the fair market value of the Common Stock at the time of re-election. In addition, such directors, for so long as they are Compensation Committee members or eligible to serve as committee members will receive an annual grant of an option to purchase 1,000 shares of Common Stock which will become exercisable one year after the date of grant. Directors are reimbursed for their expenses in attending Board of Directors and committee meetings. Under a plan approved by the stockholders, but not yet implemented, each director not receiving consulting compensation from the Company will have the option to be paid, in lieu of the cash payable for his or her service as a director, in shares of Common Stock having a fair market value (as of the date of meeting) equal to the amount of such retainer. Shares of Common Stock issued to directors in lieu of cash payments for Board service shall be nonforfeitable, and a director shall have all of the rights of a stockholder of the Company with respect to such Common Stock.

            THE BOARD OF DIRECTORS RECOMMENDS ELECTION OF THE THREE
                            NOMINEES DESCRIBED ABOVE

                               EXECUTIVE OFFICERS

     The executive officers of the Company who are not also directors of the Company are:

               NAME                   AGE                         POSITION
-----------------------------------   ----   --------------------------------------------------
E. Edward Baetge, Ph.D.............    40    Vice President, Research
Frederic A. Eustis, III............    47    Vice President, General Counsel and Secretary,
                                             Acting   Chief Financial Officer and Treasurer

     E. Edward Baetge, Ph.D., joined the Company in May 1992 as Director of Neuroscience and was elected Vice President, Research in May 1996. Previously, he served as Senior Research Scientist leading the Molecular and Cellular Neurobiology group at Bristol Myers Squibb. Dr. Baetge received his B.A. degree in Biology from the University of California at San Diego in 1978 and his Ph.D. in Molecular Neurobiology from Cornell University in 1983.

     Frederic A. Eustis, III joined the Company as General Counsel in September 1992 and became Vice President, General Counsel and Secretary in February 1993. Mr. Eustis became temporary Acting Chief Financial Officer and Treasurer effective February 10, 1997. Prior to joining the Company, Mr. Eustis was with Biogen, Inc., a biotechnology company, from 1981 to 1992, serving as Vice President-General Counsel and Secretary from 1985 until 1992.

                                SHARE OWNERSHIP

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 10, 1997 by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock, (ii) each director and nominee for director, (iii) each executive officer named in the Executive Compensation Table and (iv) all executive officers and directors of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable, and that there are no other affiliations among the stockholders listed in the table.

                                                                     SHARES            PERCENTAGE
                                                                  BENEFICIALLY          OF CLASS
                    NAME OF BENEFICIAL OWNER                         OWNED*        BENEFICIALLY OWNED*
----------------------------------------------------------------  ------------     -------------------
Merrill Lynch & Co., Inc........................................     2,898,760(1)          17.1%
World Financial Center North Tower 250 Vesey Street New York,
New York 10281
Genentech, Inc..................................................     1,163,599              7.1%
460 Point San Bruno Boulevard South San Francisco, CA 94080
Scudder, Stevens & Clark, Inc...................................       921,000(2)           5.6%
Two International Place Boston, MA 02110
Ardsley Advisory Partners.......................................       833,000(3)           5.1%
646 Steamboat Road Greenwich, CT 06830
Patrick Aebischer, M.D., Ph.D...................................        62,960(4)            **
Edwin C. Cadman, M.D............................................        25,000(5)            **
Donald R. Conklin...............................................         3,750(6)            **
Sandra Nusinoff Lehrman, M.D....................................             0               **
Mark J. Levin...................................................       116,866(7)            **
Richard J. Ramsden..............................................        16,700(8)            **
Peter Simon.....................................................             0               **
Seth A. Rudnick, M.D............................................       220,880(9)           1.3%
E. Edward Baetge, Ph.D..........................................        83,815(10)           **
Frederic A. Eustis, III.........................................       125,164(11)           **
Daniel E. Geffken...............................................        61,335(12)           **
John S. Swen....................................................        34,408(13)           **
All directors and executive officers as a group (12 persons)....       750,878(14)          4.4%

---------------

   * All numbers are based on information obtained by questionnaire or filings on Forms 13D or 13G received by the Company.

  ** Less than one percent.

 (1) Includes 434,500 shares of Common Stock issuable upon the exercise of an outstanding warrant. Such shares are held by certain investment companies for which Merrill Lynch Asset Management, L.P. ("MLAM") acts as investment advisor. Such investment companies (together with MLAM, Merrill Lynch Co., Inc. and certain affiliates) may be considered to be beneficial owners of such shares. MLAM has shared voting power and dispositive power as to 2,464,260 of such shares.

 (2) Scudder shares voting power as to 462,900 of such shares.

 (3) Such shares were acquired by Ardsley Advisory Partners for certain of its investment advisory clients. Ardsley Advisory Partners shares the power to vote and dispose of such shares for which it is the investment advisor.

 (4) Includes 38,958 shares issuable upon exercise of stock options exercisable within 60 days after March 10, 1997; includes 24,002 shares of company common stock issuable upon exchange of the shares of Modex Therapeutiques S.A. held by Dr. Aebischer.

 (5) Represents shares issuable upon exercise of stock options exercisable within 60 days after March 10, 1997.

 (6) Represents shares issuable upon exercise of stock options exercisable within 60 days after March 10, 1997.

 (7) Includes 6,250 shares issuable upon exercise of stock options exercisable within 60 days after March 10, 1997.

 (8) Includes 2,500 shares over which Mr. Ramsden exercises investment power and as to which he disclaims beneficial ownership; includes shares owned by a trust for the benefit of his mother-in-law as to which he disclaims beneficial ownership and shares owned by a trust for the benefit of his wife as to which he disclaims beneficial ownership. Includes 2,500 shares issuable upon exercise of stock options exercisable within 60 days after March 10, 1997.

 (9) Includes 214,928 shares issuable upon exercise of stock options exercisable within 60 days after March 10, 1997; includes 2,000 shares owned by Dr. Rudnick's wife as to which he disclaims beneficial ownership.

(10) Includes 78,477 shares issuable upon exercise of stock options exercisable within 60 days after March 10, 1997.

(11) Includes 104,269 shares issuable upon exercise of stock options exercisable within 60 days after March 10, 1997.

(12) Includes 49,853 shares issuable upon exercise of stock options exercisable within 60 days after March 10, 1997.

(13) Includes 25,864 shares issuable upon exercise of stock options exercisable within 60 days after March 10, 1997.

(14) Includes 680,385 shares exercisable upon the exercise of options exercisable within 60 days after March 10, 1997.

                             EXECUTIVE COMPENSATION

     The following table sets forth the cash compensation paid by the Company to its Chief Executive Officer, the four other most highly compensated executive officers serving as of December 31, 1996 and one former executive officer, each of whom earned more than $100,000 for the fiscal year ended December 31, 1996.

                                                                                                LONG-TERM
                                                                                              COMPENSATION
                                                                                        -------------------------
                                                            ANNUAL
                                                         COMPENSATION                            AWARDS
                                           ----------------------------------------     -------------------------
                                                                         OTHER          RESTRICTED     SECURITIES
            NAME AND                                                    ANNUAL            STOCK        UNDERLYING
       PRINCIPAL POSITION          YEAR     SALARY      BONUS($)    COMPENSATION($)     AWARDS($)      OPTIONS(#)
---------------------------------  ----    --------     --------    ---------------     ----------     ----------
Seth A. Rudnick, M.D.............  1996    $281,192      25,046(1)       16,556(2)             0          40,000
Chief Executive Officer            1995     275,000      55,000(1)        7,953(2)        61,250(3)       55,000
                                   1994      77,096      50,000(1)            0                0          40,000

Sandra Nusinoff Lehrman, M.D.....  1996      97,529(4)   50,000               0                0         200,000
Chief Operating Officer

E. Edward Baetge, Ph.D...........  1996     168,330      12,600(1)        3,019(2)         6,375(3)       35,000
Vice President, Research

Frederic A. Eustis, III..........  1996     165,384      16,500(1)       12,075(2)             0          35,000
Vice President, General            1995     151,500      24,000(1)        7,152(5)        49,000(3)       45,000
Counsel                            1994     140,000      11,341(6)        6,704(2)             0

Daniel E. Geffken(7).............  1996     153,300      11,475(1)       12,519(2)             0          35,000
Vice President, Chief              1995     139,249      21,263(1)        7,888(2)        77,000(3)       30,000
Financial Officer                  1994     135,000           0               0                0               0

John S. Swen(8)..................  1996     160,013           0          12,075(2)             0               0
Vice President, Development        1995     134,150      22,500(1)        5,019(2)        49,000(3)       53,000
and Licensing

---------------

(1) Represents bonus earned in indicated year and paid in the following year.

(2) Represents amounts payable in income tax in respect of a stock award.

(3) Represents fair value of restricted stock award (without regard to vesting restrictions); stock vested 25% on date of grant and 1/48 each month beginning 13 months after date of grant.

(4) Represents compensation for part of the year.

(5) Includes $1,352 of relocation expense reimbursement and $5,800 of reimbursement for income tax in respect of awarded restricted stock.

(6) Represents fair market value of unrestricted Common Stock award.

(7) Mr. Geffken resigned as an executive officer on February 10, 1997.

(8) Mr. Swen resigned as an executive officer on November 30, 1996.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides information on option grants in 1996 to the named executive officers.

                                 NUMBER OF    PERCENT
                                 SECURITIES   OF TOTAL                                POTENTIAL REALIZABLE VALUE AT
                                 UNDERLYING   OPTIONS                                  ASSUMED ANNUAL GROWTH RATES
                                  OPTIONS    GRANTED TO                                OF STOCK PRICE APPRECIATION
                                  GRANTED    EMPLOYEES      EXERCISE                       FOR OPTION TERM(3)
                                   (# OF     IN FISCAL       PRICE       EXPIRATION   -----------------------------
              NAME                SHARES)     YEAR(1)     ($/SHARE)(2)      DATE      0%($)    5%($)       10%($)
-------------------------------- ---------   ----------   ------------   ----------   -----   --------   ----------
Seth A. Rudnick, M.D. ..........   40,000        4.92%        9.125       12/18/06      0     $229,547   $  581,716
Sandra Nusinoff Lehrman,
  M.D. .........................  175,000       21.53%        8.625        7/22/06      0      949,238    2,405,555
                                   25,000        3.08%        9.125       12/18/06      0      143,467      363,573
Edward Baetge, Ph.D. ...........   10,000        1.23%       13.750        5/14/06      0       86,473      219,140
                                   25,000        3.08%        9.125       12/18/06      0      143,467      363,573
Frederic A. Eustis, III.........   35,000        4.31%        9.125       12/18/06      0      200,853      509,002
Daniel E. Geffken...............   35,000        4.31%        9.125       12/18/06      0      200,853      509,002

---------------

(1) The Company granted options covering 812,660 shares of Common Stock to employees in fiscal 1996.

(2) The exercise price may be paid by delivery of already-owned shares and tax withholding obligations related to exercise may be paid by offset of the underlying shares, subject to certain conditions. Options become exercisable as to 1/4 of the shares covered after one year from the date of grant and as to 1/48 of such shares per month thereafter and have a term of 10 years.

(3) As suggested by the Commission's rules on executive compensation disclosure, the Company has presented option values based on arbitrary growth rates. The Company does not necessarily agree that the information presented properly values the options described.

      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                                 OPTION VALUES

     The following table provides information about option exercises in 1996 by the named executive officers and the value of such officers' unexercised options at December 31, 1996.

                                                          NUMBER OF SECURITIES
                                                               UNDERLYING               VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                 SHARES                   AT FISCAL YEAR-END(#)       AT FISCAL YEAR-END($)(1)
                               ACQUIRED ON   VALUE     ---------------------------   ---------------------------
             NAME              EXERCISE(#)  REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------ -----------  --------   -----------   -------------   -----------   -------------
Seth A. Rudnick, M.D. ........    24,400    $430,262     203,262          8,438      $ 1,111,569      $ 6,667
Sandra Nusinoff Lehrman,
  M.D.........................         0           0           0        200,000                0       65,625
E. Edward Baetge, Ph.D. ......     8,000      99,000      72,853         54,897          127,274       29,038
Frederic A. Eustis, III.......         0           0      96,655         63,335          221,222       38,153
Daniel E. Geffken.............    10,000     106,250      47,708         67,292           20,313        4,688
John S. Swen..................     6,500      77,938      25,864              0           49,452            0

---------------

(1) The closing price of the Company's Common Stock on December 31, 1996, on the NASDAQ National Market System was $9.00. The numbers shown reflect the value of options accumulated over all years of employment.

                      EMPLOYMENT AND SEVERANCE AGREEMENTS

     Under the terms of an employment agreement dated January 6, 1991, Dr. Rudnick is entitled to receive $185,000 annually as a base salary and a minimum "bonus" of $2,083 per month, which amounts are subject to annual review by the Compensation and Stock Option Committee. Pursuant to the employment agreement, the Company granted Dr. Rudnick an option to purchase 150,000 shares of the Company's Common Stock at $0.42 per share, vesting over a four-year period, and reimbursed Dr. Rudnick for $80,776 of expenses associated with his relocation to the Providence, Rhode Island area. Dr. Rudnick's employment is terminable by the Company or Dr. Rudnick at any time, with or without cause. In the event the Company terminates Dr. Rudnick's employment without cause or Dr. Rudnick terminates such employment with good reason, Dr. Rudnick is entitled to receive his then current salary and monthly bonus and health insurance benefits until the earlier of twelve months after his employment terminates or the date he secures a new position. Severance payments are subject to limitations as a function of the value of certain stock options and stock owned by Dr. Rudnick.

     Under the terms of an employment agreement dated July 2, 1996, Dr. Lehrman is entitled to receive a salary of $230,000 per year, subject to adjustment by the Board of Directors, and a one-time sign-on bonus of $50,000. Pursuant to the employment agreement, the Company granted to Dr. Lehrman options to purchase 175,000 shares of the Company's Common Stock at $8.625 per share, vesting over four years. Dr. Lehrman's employment is terminable by the Company or Dr. Lehrman at any time, with or without cause. In the event the Company terminates Dr. Lehrman's employment without cause or Dr. Lehrman terminates such employment with good reason, Dr. Lehrman is entitled to receive her then current salary until the earlier of up to nine months after her employment terminates or the date she secures a new position. Severance payments are subject to limitations as a function of the value of certain stock options and stock owned by Dr. Lehrman.

     In the event the Company terminates Mr. Eustis or Dr. Baetge's employment without cause or Mr. Eustis or Dr. Baetge terminates such employment with good reason, Mr. Eustis or Dr. Baetge, as the case may be, is entitled to receive his then current salary until the earlier of up to nine months after such termination or the date he secures a new position.

     In the case of certain nonfault terminations of employment with the Company, officers are entitled to severance equal to a percentage of annual base pay; the exact percentage is adjusted for length of service with the Company. In addition, in certain cases of change of control of the Company, severance payable to senior officers is increased to an amount equal to annual salary reduced by the amount of certain stock and option gains.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph on page 14 shall not be incorporated by reference into any such filings.

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

     The Company applies a consistent philosophy to compensation for all employees, including executive officers. This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives. The Company strives to achieve those objectives through teamwork that is focused on meeting the expectations of the Company's shareholders.

COMPENSATION PHILOSOPHY FOR EXECUTIVE OFFICERS

     The goals of the compensation program are to reward individual and team performance and to encourage future performance by aligning compensation with business objectives and performance and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company. The Company's compensation program for executive officers is based on four principles:

     - The Company pays competitively.

      The Company is committed to a compensation program that helps attract and retain the best people in the industry. To ensure that its compensation is competitive, the Company regularly compares its compensation levels with those companies it considers comparable and sets its compensation parameters based on this review.

     - The Company compensates its executive officers for performance.

      Executive officers are rewarded based upon both corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met. Individual performance is evaluated by reviewing organizational and management development progress against set objectives and the degree to which teamwork and Company values are fostered by the individual's actions.

      In early stage biopharmaceutical companies, performance is best judged by success in achievement of scientific and technical milestones, product development progress (including progress toward and through clinical trials), strategic human resources development, capitalization and financing goals, and commercialization goals. These are the bases presently used by the Committee.

     - The Company strives for fairness in the administration of pay.

      The Company strives to achieve a balance of the compensation paid to a particular individual and the compensation paid to other executive officers both inside the Company and at comparable companies.

     - The Company believes that all employees, including executive officers, should understand and constructively participate in the performance evaluation process.

      The process of assessing performance is as follows:

      1. At the beginning of the performance cycle, the evaluating manager (who in the case of executive officers is the Chief Executive Officer) in conjunction with the employee sets objectives and key goals for the employee based upon Company goals previously established by senior management.

      2. The evaluating manager gives the employee ongoing feedback on performance against agreed upon goals.

      3. At the end of the performance cycle, the employee submits a summary of the employee's accomplishments against key goals and the manager reviews and evaluates this summary.

      4. The evaluating manager compares the evaluation results to the results of peers within the Company.

      5. The Chief Executive Officer and the Human Resources Director review results of all evaluations except that of the Chief Executive Officer. These evaluations are subsequently discussed between the evaluating manager and the employee in reaching an agreed upon result.

      6. For executive officers, the results of the performance evaluation are discussed with the Committee which reviews these results and approves (subject to their review) recommendations for compensation made by the Chief Executive Officer.

      7. The comparative result of the performance evaluation is the basis for decisions on cash compensation and, where appropriate, stock options or other long-term incentive compensation.

      In the case of the Chief Executive Officer, the Committee is the evaluating manager.

COMPENSATION VEHICLES

     The Company uses a simple total compensation program consisting of cash and equity-based compensation. Having a compensation program that allows the Company to successfully attract and retain executive officers, permits it to enhance shareholder value, motivate technological innovation and foster teamwork. The vehicles used are:

  Cash-Based Compensation

     Salary -- The Company sets base salaries for executive officers by reviewing the aggregate of base salary and bonus for individuals in competitive positions in the market and adjusting such aggregate to reflect individual performance.

     Annual Cash Bonus -- Executive officers and the CEO are eligible to receive an annual cash bonus upon the attainment of predetermined corporate objectives. These objectives are approved at the beginning of the year by the Committee, and progress against them reviewed at year end to determine the appropriate bonus payment. At full achievement of objectives, the CEO is targeted to receive a bonus of 20% of his annual base salary and the other executive officers to receive 15%. The amount actually paid in any one year may be more or less than the targeted bonus based on over or under achievement of objectives. For 1996, the Committee determined that the executive officers, including the CEO, be awarded bonuses ranging from 45% and 70% of their targeted bonus amounts, based on the achievement of objectives, with particular consideration of the establishment of Modex to pursue extensions of CytoTherapeutics' technology, the closing of three major agreements with Genentech to license in Genentech's growth factors for ALS, Parkinson's and Huntington's disease, the commencement of the second ALS trial in Lausanne and further progress against the pain program objectives.

  Equity-Based Compensation

     Stock Option Program -- The purpose of the Company's stock option program is to provide additional incentives to executive officers to work to maximize shareholder value. The Company believes strongly in the use of stock options because they align employee interests directly with shareholder value. The option program also utilizes vesting periods to encourage executive officers to continue in the employ of the Company and to encourage long-term increases in Company stock value. The Company grants stock options to all employees and anticipates it may use stock options as a bonus vehicle in the future. A program of cash awards for excellence in performance and attainment of goals is in place.

     Although provided for under the Company incentive plans, the Company presently does not use stock appreciation rights as a compensation vehicle.

EVALUATION OF 1996 PERFORMANCE OF EXECUTIVE OFFICERS

     The Committee compares the base salaries of executive officers against the current competitive pay practices of comparable biotechnology companies by reviewing data in the Radford Biotechnology Compensation and Benefits Survey (and other biotechnology survey data, both formal and informal, as it becomes available). Through these means, the Committee determined that an adjustment of 5.1% to the salary base for most executive officers was warranted, and would maintain competitive positioning, targeting the 90th percentile for these positions within the industry.

     To recognize the progress made by the Company toward its goals of obtaining a second major corporate partner and licensing in rights to growth factors for its three major programs, expanding the Company's technology base, establishing a Swiss subsidiary to pursue extensions of its technology, further progress against the Astra Pain Program objectives and progress towards a second-generation pain product, the Committee reviewed recommendations made by Dr. Rudnick for cash bonuses and stock option awards for each of the executive officers and approved these recommendations. The Committee chose these reward mechanisms as vehicles based on the perceived value of the individual achievements and its understanding of comparable economic practices of other companies. The stock option awards, because they vest over four years, further align the interests of the Company's executive officers and shareholders in general.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     In evaluating the base salary compensation of Dr. Rudnick, the Committee determined that Dr. Rudnick's total compensation package was appropriately targeted at the 90th percentile of industry average for this position in similar size companies, at the comparable stage of technology development. The Committee also awarded Dr. Rudnick a bonus of $25,046 to recognize Dr. Rudnick's significant accomplishment of the goals set for Dr. Rudnick, which included continuing to make progress against the Company's scientific objectives, obtaining license rights to certain to further strengthen CytoTherapeutics' technology base, advancing its science and raising equity capital. These achievements, as well as specific achievements of the Company, such as the start of U.S. clinical trials and strengthening the Company's financial resources, have positioned the Company to further increase shareholder value. Thus, the Committee also granted Dr. Rudnick a stock option grant of 40,000 shares to reward these efforts, and further incent continued contributions to the long-term growth and viability of the Company.

                                            COMPENSATION AND STOCK OPTION
                                            COMMITTEE
                                            Donald R. Conklin
                                            Mark J. Levin
                                            Richard J. Ramsden
                                            Peter K. Simon

                               PERFORMANCE GRAPH

     NOTE: THE STOCK PRICE PERFORMANCE SHOWN ON THE GRAPH BELOW IS NOT NECESSARILY INDICATIVE OF FUTURE PRICE PERFORMANCE.

      COMPARISON OF CUMULATIVE TOTAL RETURN AMONG CYTOTHERAPEUTICS, INC.,
            THE AMEX BIOTECHNOLOGY STOCK INDEX AND THE S&P 500 INDEX
         FOR THE PERIOD SINCE CYTOTHERAPEUTICS' INITIAL PUBLIC OFFERING

     The graph below compares the relative cumulative total returns to the Company's shareholders with the cumulative total returns of the Amex Biotechnology Stock Index and the S&P 500 Index since the initial public offering of the Company's common stock.(1)

        MEASUREMENT PERIOD                             S&P (REINVESTED      AMEX BIOTECH
      (FISCAL YEAR COVERED)             CTI                 DIV)             STOCK INDEX
MAR '92                                  100                 100                 100
JUNE '92                               74.36              101.90               81.49
DEC '92                                79.49              110.41               94.41
JUNE '93                               76.92              115.79               64.41
DEC '93                               125.64              121.53               64.07
JUNE '94                               57.00              115.75               44.27
DEC '94                                46.15              119.66               45.41
JUNE '95                               70.51              141.93               49.77
DEC '95                               175.64              160.48               74.88
JUNE '96                              114.10              174.72               77.85
DEC '96                                92.31              192.99               80.00

(1) Based on the closing price of CytoTherapeutics' stock on the first day of trading on NASDAQ National Market System.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The following non-employee directors served on the Compensation and Stock Option Committee in 1996: Messrs. Conklin, Levin, Heidrich, Ramsden and Simon. In 1989, 1990 and 1991 Mr. Levin was an executive officer of the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Dr. Cadman, a member of the Board of Directors, was retained in August of 1992 to serve as a consultant to the Company. Pursuant to his Consulting Agreement, Dr. Cadman receives $1,000 per day of consulting performed (totaling $12,000 for 1996) and has been granted an option to purchase 20,000 shares of the Common Stock at $6.50 per share, the fair market value of the Company's Common Stock at the time the option was granted.

     Dr. Aebischer, a founding scientist of the Company, serves as a member of the Board of Directors and is party to a Research and Commercialization Agreement providing for sponsorship by the Company of research by Dr. Aebischer in return for certain rights in the results thereunder. The Company has granted Dr. Aebischer stock options covering an aggregate of 80,000 shares at an average weighted exercise price of $4.63 per share in addition to a restricted stock grant covering 5,000 shares.

     During 1996, Dr. Aebischer was one of four scientific founders of Modex Therapeutiques S.A. ("Modex"). Dr. Aebischer was paid 18,260 SF (approximately $14,580) by the Company for his services in connection with the formation of Modex. Dr. Aebischer, the three other scientific founders, the Company and an investment fund managed by a Swiss investment bank formed Modex by investing a total of SFr 140,000 (approximately $177,000) to acquire 14,000 shares of Modex Common Stock at SFr 10 (approximately $8.33) per share. Of such 14,000 shares, the Company acquired 6,500 shares, the fund 500 shares and the scientific founders 7,000 shares, of which Dr. Aebischer acquired 1,826 shares. After giving effect to certain additional investments by the Company and the fund, the Company currently owns 10,000 shares (or 50%) of Modex Common Stock, the founding scientists 7,000 shares (or 35%) (of which Dr. Aebischer owns 1,852 shares or 9.26%) and the fund 3,000 shares (or 15%).

     As a condition to making such additional investments in Modex, the Company entered into an Option Agreement with Dr. Aebischer and the other three scientific founders, providing the Company and each scientific founder with the right to exchange any or all of each scientific founders' shares in Modex at any time for shares of the Company's Common Stock at a conversion ratio of 13.145 shares of the Company's Common Stock for each share of Modex Common Stock (subject to the normal adjustments for stock splits, stock dividends, and the like); on conversion of all of his 1,826 shares of Modex Common Stock, Dr. Aebischer would receive 24,002 shares of the Company's Common Stock. In addition, under the Option Agreement, the Company has the right to acquire from Dr. Aebischer and the other founding scientists 1,522 shares of the Common Stock of Modex initially acquires by them at the time Modex was founded at SFr 10 per share, if at any time prior to July 1998, any such scientific founder (including Dr. Aebischer) is terminated as a consultant for Modex for cause or resigns as such a consultant without good reason.

     Under the terms of the Company's Cross License Agreement with Modex, Modex has the right to receive up to 300,000 shares of the Company's Common Stock (the "Milestone Shares") on the achievement of certain scientific milestones. Modex expects to use such Milestone Shares to provide incentive compensation to its key employees and consultants. Under the terms of his consulting agreement with Modex, Dr. Aebischer received cash compensation at the rate of SFr 12,000 (approximately $8200) per year for 1996 (amounting to an aggregate of SFr 3000 during 1996) and has the right to receive from Modex up to 54,780 shares of such Milestone Shares upon the achievement of the specified scientific milestones.

     Dr. Aebischer is the principal investigator under Research and Commercialization Agreements between the Company and CHUV (the "CTI-CHUV Agreement") and Modex and CHUV (the "Modex-CHUV Agreement"). The Company and Modex provided research funding under the CTI-CHUV and Modex-CHUV Agreements during 1996 in the total respective amounts of $871,980 and SFr 90,000 (approximately $67,000).

                               PROPOSAL NUMBER 2

                 APPROVAL OF INCREASE IN SHARES ISSUABLE UNDER
                          EMPLOYEE STOCK PURCHASE PLAN

GENERAL

     The CytoTherapeutics, Inc. 1992 Employee Stock Purchase Plan (the "Plan") was adopted by the Board of Directors and the Stockholders in February 1992 to provide a method by which eligible employees of the Company may use voluntary, systematic payroll deductions to purchase shares of the Common Stock of CytoTherapeutics (the "Stock") and thereby acquire an interest in the future of the Company. 100,000 shares of Stock have been reserved for sale pursuant to the exercise of options granted under the Plan to employees of the Company who meet the eligibility requirements of the Plan. As of December 31, 1996, employees have purchased 78,567 shares of stock under the Plan, leaving 21,433 shares of stock for future purchases under the Plan. The closing price of the Stock on March 10, 1997 as reported by the NASDAQ National Market System was $8.625 per share.

     The Board of Directors has voted, subject to the approval of the stockholders, to increase the aggregate number of shares of Stock that may be purchased under the Plan from 100,000 to 200,000 in order to ensure that a sufficient number of shares of Stock are available to be issued in the future.

OPERATION OF THE PLAN

     All employees with at least six months of continuous service, other than employees owning 5% or more of the combined voting power of all classes of stock of the Company, are eligible to participate. Purchases will occur at the end of option periods, each of six months' duration. The exercise price of options granted under the plan is 85% of the lesser of (i) the value of the Stock at the beginning of an option period and (ii) the value of the Stock at the end of the option period. Participants may elect under the Plan, prior to each option period, to have from 2% to 10% of their pay withheld and applied to the purchase of shares at the end of the option period. However, the Plan imposes a maximum of $10,000 on the amount that may be withheld from any participant in any option period.

FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE PLAN

     Participants do not realize taxable income at the grant of options under the Plan or at the time Stock is purchased under the Plan.

     If no disposition of Stock purchased under the Plan is made by the participant within two years from the date of grant of the option or within one year of the purchase date, (a) upon sales of such stock, 15% of the fair market value of the Stock at the date of the grant of the options (or, if less, the amount realized on the sale of such Stock in excess of the purchase price) is taxed to the participant as ordinary income with any additional gain taxed as a long-term capital gain and any loss sustained is treated as a long-term capital loss and (b) no deduction is allowed to the Company for Federal income tax purposes.

     If the participant dies at any time while owning shares purchased under the Plan, (a) 15% of the fair market value of the Stock at the date of grant of the options (or, if less, the fair market value of such shares on the date of death in excess of the purchase price) is taxed to the participant as ordinary income in the year of death and (b) no deduction is allowed to the Company for Federal income tax purposes.

     If shares of Stock purchased under the Plan are disposed of prior to the expiration of the two-year and one-year holding periods described above, then
(a) the participant realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market of the shares on the date of purchase (or, if less, the amount realized on the sale of such shares) over the purchase price thereof, and (b) the Company is entitled to deduct any such amount. Any further gain realized is taxed as a short-term or long-term capital gain and will not result in any deduction by the Company.

VOTE REQUIRED

     To approve the amendment to the Plan, the vote of the holders of a majority of the shares present or represented and entitled to vote on the proposal at the meeting is required. An abstention will have the effect of a vote against the proposal, while a broker non-vote (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners and
(ii) the broker or nominee does not have the discretionary authority to vote on a particular matter) will have no effect on the outcome.

     If, prior to the Annual Meeting, it appears that Proposal Number 2 will not be approved, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies in favor of such Proposal. If Proposal Number 2 is voted on but is not approved at the Annual Meeting and a motion is made to reconsider such Proposal, the persons named as proxies may vote in favor of such reconsideration and to adjourn the Annual Meeting to permit further solicitation of proxies in favor of such Proposal. Any such reconsideration and/or adjournment will require the affirmative vote of a majority of the shares voted in person or by proxy. The persons named as proxies will vote in favor of such reconsideration and/or adjournment those proxies which they are entitled so to vote in the event that said persons believe that further solicitation of proxies will result in approval of such Proposal. They will vote against any such reconsideration and/or adjournment those proxies required to be voted against reconsideration and/or adjournment.

NEW PLAN BENEFITS

     Set forth in the table below is the number of shares of Common Stock acquired under the Plan during 1996 by (i) each of the named executive officers and (ii) all current executive officers as a group and (iii) all employees, including all current officers who are not executive officers, as a group. Directors are not entitled to participate in the Plan.

                             NAME                                DOLLAR VALUE     SHARES PURCHASED
---------------------------------------------------------------  ------------     ----------------
Seth A. Rudnick, M.D...........................................  $          0               0
Sandra Nusinoff Lehrman, M.D...................................             0               0
E. Edward Baetge, Ph.D.........................................     15,096.95           1,765
Frederic A. Eustis, III........................................     18,932.41           2,209
Daniel E. Geffken..............................................             0               0
John S. Swen...................................................      4,198.46             444
Executive Officers as a group..................................     34,029.36           3,974
Non-Executive Officer Employee Group...........................    140,854.12          16,692

     THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE INCREASE IN SHARES AVAILABLE FOR ISSUANCE PURSUANT TO THE EMPLOYEE STOCK PURCHASE PLAN.

                               OTHER INFORMATION

ACCOUNTING MATTERS

     The Board of Directors has selected the independent accounting firm of Ernst & Young LLP to audit the accounts of the Company for the year ending December 31, 1997.

     A representative of Ernst & Young LLP who audited the accounts of the Company for the year ended December 31, 1996, is expected to be present at the Annual Meeting of Stockholders and will be afforded the opportunity to make a statement if he or she desires to do so and will be available to reply to appropriate stockholder inquiries.

STOCKHOLDER PROPOSALS

     Proposals of Stockholders submitted for consideration at the next Annual Meeting of Stockholders must be received by the Company (attention: Secretary) no later than December 16, 1997.

FORM 10-K

     The Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available upon request by writing to the Company at Two Richmond Square, Providence, Rhode Island 02906, Attn: Investor Relations.

OTHER BUSINESS

     The Board of Directors knows of no business that will come before the meeting for action except as described in the accompanying Notice of Meeting. However, as to any such business, the persons designated as proxies will have discretionary authority to act in their best judgment.

                                            By Order of the Board of Directors

                                            FREDERIC A. EUSTIS, III
                                            Secretary

March 28, 1997

                                                                      4090-PS-97

                            CYTOTHERAPEUTICS, INC.

                  ANNUAL MEETING OF STOCKHOLDERS MAY 6, 1997
P
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
R

O       The undersigned hereby appoints Seth A. Rudnick, M.D., Sandra Nusinoff
     Lehrman, M.D. and Frederic A. Eustis, III, or any of them with power of
X substitution to each, proxies to vote at the Annual Meeting of Stockholders of CytoTherapeutics, Inc. to be held on May 6, 1997 at the
Y offices of CytoTherapeutics, Inc., 4 Richmond Square, Providence, Rhode Island at 1:00 p.m., local time, or at any adjournments thereof, all of the shares of Common Stock, par value $.01 per share of CytoTherapeutics, Inc. that the undersigned would be entitled to vote if personally present. The undersigned instructs such proxies or their substitutes to act on the following matters as specified by the undersigned, and to vote in such manner as they may determine on any other matters that may properly come before the meeting.

                                                                    SEE REVERSE
                CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE         SIDE

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO CONTRARY
    DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED BELOW. FOR AMENDMENT OF THE 1992
    EMPLOYEE STOCK PURCHASE PLAN AND IN THE DISCRETION OF THE NAMED PROXIES AS TO ANY OTHER MATTER THAT MAY COME BEFORE THE MEETING.

    1. Election of Directors.

    The undersigned hereby GRANTS authority to elect the following                                              FOR  AGAINST ABSTAIN
    nominees as Class III directors: Patrick Aebrischer, M.D., Ph.D.,  2. Approval of an increase in the number [ ]    [ ]      [ ]
    Peter K. Simon and Richard J. Ramaden.                                of shares reserved for issuance under
                FOR       WITHHELD                                        the 1992 Employee Stock Purchase
                [ ]         [ ]                                           Plan. The undersigned hereby
                                                                          GRANTS authority to approve the
[ ] ______________________________________                                Amendment to the Plan described in
    For all nominees except as noted above                                the Proxy Statement.

                                                                       3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the
                                                                          meeting.

                                                                                    MARK HERE
                                                                                   FOR ADDRESS  [ ]
                                                                                   CHANGE AND
                                                                                  NOTE AT LEFT

                                                                       NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS CARD. ALL
                                                                       JOINT OWNERS SHOULD SIGN. WHEN SIGNING AS AN EXECUTOR,
                                                                       ADMINISTRATOR, ATTORNEY, OR GUARDIAN OR AS CUSTODIAN FOR A
                                                                       A MINOR, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION,
                                                                       PLEASE SIGN IN FULL CORPORATE NAME AND INDICATE THE SIGNER'S
                                                                       TITLE. IF A PARTNER, SIGN IN THE PARTNERSHIP NAME.


Signature: _______________________________ Date: ________________ Signature: _______________________________ Date: ________________

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